EXHIBIT H5

SECOND AMENDMENT TO FEE WAIVER AGREEMENT

THIS SECOND AMENDMENT TO FEE WAIVER AGREEMENT (this “Amendment”) is made and entered into effective as of April 30, 2014 between Ancora Advisors, Inc. (the “Advisor”) and Ancora Trust (the “Trust”), on behalf of certain series of the Trust set forth in Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”).

RECITALS

WHEREAS, the Trust is an Ohio business trust organized under a Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Trust; and

WHEREAS, the Trust and the Advisor have entered into a Management Agreement dated November 1, 2006, as amended (the “Management Agreement”), pursuant to which the Advisor provides investment advisory and other management services to each series of the Trust for compensation based on the value of the average daily net assets of each series; and

WHEREAS, the Trust and the Advisor have entered into a Fee Waiver Agreement (the “Agreement”) in order to limit Fund Operating Expenses; and

WHEREAS, the Trust and the Advisor have entered into that certain First Amendment to the Agreement in order to extend the term of the Agreement to April 30, 2014; and

WHEREAS, the Trust and the Advisor now desire to amend the Agreement in order to extend the term of the Agreement to April 30, 2015.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, Trust and Advisor hereby agree to amend the Agreement as follows:

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Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

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Except as specifically provided for herein, the terms of the Agreement shall continue in full force and effect.

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Section 2 of the Agreement is hereby amended by replacing “December 31, 2013” with “April 30, 2015”.

 [Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly, as of the day and year first above written.

ANCORA TRUST
By:	/s/Richard A. Barone
Name:	Richard A. Barone
Its:	Chairman

ANCORA ADVISORS, INC.
By:	/s/Frederick DiSanto
Name:	Frederick DiSanto
Its:	Chief Executive Officer

Schedule A

Fund	Limit on Total Operating Expenses
Ancora Income Fund Class C Class I	2.00 1.285	% %
Ancora/Thelen Small-Mid Cap Fund Class I	1.39%
Ancora Micro Cap Fund Class I	1.60%